UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CASELLA WASTE SYSTEMS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Jeffrey A. Stein Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 (617) 526-6000	Keith E. Gottfried, Esq. Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, N.W. Washington, DC 20004-2541 (202) 739-5947

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Casella Waste Systems, Inc., a Delaware corporation (“Casella” or the “Company”), is filing materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from its stockholders in connection with its 2015 Annual Meeting of Stockholders to be held on Friday, November 6, 2015, and at any and all adjournments or postponements thereof (the “2015 Annual Meeting”). On September 22, 2015, Casella filed with the SEC its definitive proxy statement and accompanying definitive WHITE proxy card in connection with its solicitation of proxies to be used at the 2015 Annual Meeting.

Article in the Rutland Herald Published on November 1, 2015

Attached hereto is an article (the “Article”) that was published in the Rutland Herald on Sunday, November 1, 2015 in which Casella’s Chairman and Chief Executive Officer, John W. Casella, comments on the proxy contest by JCP Investment Partnership, LP (“JCP”) and the other participants in its solicitation with respect to the 2015 Annual Meeting. The Article is being filed herewith because it may be deemed to be solicitation material in connection with Casella’s solicitation of proxies to be used at the 2015 Annual Meeting. As previously announced, JCP Investment Partnership, LP and the other participants in its solicitation are pursuing a proxy contest to elect two nominees to the Casella Board of Directors at the 2015 Annual Meeting.

Important Information And Where To Find It

Casella, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from Casella’s stockholders in connection with the matters to be considered at Casella’s 2015 Annual Meeting of Stockholders. On September 22, 2015, Casella filed a definitive proxy statement and accompanying definitive WHITE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from Casella stockholders in connection with the matters to be considered at Casella’s 2015 Annual Meeting of Stockholders. Information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in such definitive proxy statement, including the schedules and appendices thereto. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY CASELLA WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the definitive proxy statement, any amendments or supplements to the definitive proxy statement, the accompanying definitive WHITE proxy card, and any other documents filed by Casella with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at the Investor Relations section of Casella’s corporate website at www.casella.com, by writing to Casella’s Corporate Secretary at Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, VT 05701, or by calling Casella’s Corporate Secretary at (802) 772-2257.

ARTICLE PUBLISHED IN THE RUTLAND HERALD ON NOVEMBER 1, 2015

Casella responds to takeover threat

By Gordon Dritschilo

STAFF WRITER | November 01,2015

John Casella said he did not get much of a read on James Pappas when the Texan visited Casella Waste Systems in March.

“He came up as a potential shareholder, someone who might be interested in the company,” said Casella, CEO of the state’s largest waste business.

“We laid out our strategic plan, how we were going against that strategy. ... It was a little strange because he asked questions about the past, not the future, “ Casella said. “Most shareholders want to know where you’re going as opposed to where you’ve been.”

Pappas, who manages the investment firm JCP, had bought and sold shares in Casella back in 2010 and started buying them again in 2014. A couple of weeks after coming to Rutland, Pappas filed to put a slate including himself and two other challengers before shareholders in an effort to unseat Casella and two other incumbents from the board of directors.

Pappas and Casella are both lobbying the owners of the company’s almost 50 million shares. Casella said there are perhaps 25 major shareholders, but given the convoluted methods of stock ownership, it is impossible to say how many people will cast votes that will determine the company’s future at the annual shareholders’ meeting Friday.

Pappas — who is running alongside just one other confederate for seats on the board — claims Casella stock is undervalued, and argues that mismanagement is to blame. He wants John Casella removed as CEO.

The outcome matters to more than just Casella’s shareholders. Community leaders paint a picture of Casella as one of the Rutland region’s key corporate citizens.

Paul Gallo of the Rutland Creative Economy said Casella has supported a variety of local institutions, particularly Mount St. Joseph Academy.

“It’s unbelievable what they’ve done for the school,” he said. “They support MSJ all around — the scholarship fund, everywhere.”

Casella is a prominent sponsor of the Paramount Theatre and the Wonderfeet Kids’ Museum, among others.

“You will always find them in the playbill,” Gallo said. “It’s all around from yearbooks to brochures to whatever. They’ve always been a go-to company in the community to make a staple, if you will, of advertising to support different causes. They never seem to have an interest in ever leaving Rutland and it shows. Their commitment to the community shows that.”

Gallo said he has trouble believing Pappas will succeed at ousting John Casella.

“I certainly don’t like to think about those things,” he said. “Hopefully, this is just something that’s being stirred up and nothing will come of it.”

Focused on growth

While he’s eager to discuss changes in the waste industry, Casella has to be coaxed into talking about his company’s role in the community.

“You have to support the community in which you do business,” he said. “I don’t think we support everything under the sun, but I think we do carry our weight.”

Casella went public in 1997 during a period of rapid growth — the company was doubling in size every 18 months.

“It’s a very different company,” Casella said. “Back then, it was more focused on just growth than strategically looking at where the opportunities are.” Some of the investments made suddenly became problematic in 2008, when the company had to refinance in the aftermath of the banking collapse.

“Unfortunately, the timing couldn’t have been worse,” Casella said.

The company began an overhaul in 2011, selling out-of-state recycling facilities, changing its management and buying down its debt. Casella said those changes have begun to pay off.

“Every quarter for the last four quarters, you can see the performance of the company,” he said.

Pappas said Casella came to his attention because he’s been watching the waste industry as a whole for the past several years.

“Just, generally, we look for consistent cash flows,” Pappas said. “You get up every morning, once a week you put your trash out. ... I like to invest in industries I can look forward five, six, 10 years and, you know they’re going to be pretty much the same.”

Countering claims

Pappas’ appeal to investors makes a variety of claims, and Casella says the Texan misconstrues the facts.

Pappas asserted that Casella Waste has awarded $80 million in construction contracts to Casella Construction.

Casella counters that any project of more than $500,000 must be bid on by three qualified bidders, and that when Casella Construction bids, a third-party engineer analyzes the bid and the audit committee and independent directors must sign off on any award to the sister company.

Casella Construction has done a third of the waste company’s construction projects in the past three years — one of seven general contractors in a total of 15 projects.

Pappas claims to have been an investor “since 2010,” another statement Casella calls misleading.

“His words were carefully chosen from a legal perspective,” Casella said. “He may have bought and sold shares back in 2010, but he started accumulating his current position in 2014.”

Asked to clarify, Pappas says his firm has held Casella stock “at different points in time ... in different amounts” but refuses to elaborate further.

The arguments regarding the company’s value and performance can be harder for a layperson to decipher. Four independent companies dedicated to advising investors on proxy fights have weighed in, coming out 3-1 in favor of Casella.

Glass Lewis of San Francisco was the only one to support JCP, finding “little cause to support the status quo” and echoing the concerns listed in JCP’s materials.

Support for Casella

On the other hand, ISS (the largest such firm), Egan-Jones and Proxy Mosaic all backed Casella’s current leadership. ISS was unimpressed with Pappas’ slate of directorship cadidates.

“(W)e do not believe that any of JCP’s nominees have experience comparable to that of any of the highly qualified and very experienced members of the Casella Board that JCP is seeking to replace, and we believe that JCP’s proposed board candidates lack the relevant experience necessary to drive long-term stockholder value,” they wrote.

“We also do not believe that any of JCP’s nominees would bring to Casella’s Board any relevant insights, perspectives, skills or competencies not already present among the current members of the Casella Board.”

Proxy Mosaic found Pappas’ proposals wanting.

“Perhaps the most remarkable aspect of JCP’s plan for Casella is precisely how unremarkable it is,” Proxy Mosaic’s reviewer wrote. “Its ‘100-day plan’ reads like a laundry list of steps that the Company has taken or will take as part of its 2012 transformation. ... With recent shareholder returns indicating that Management’s strategic transformation has been largely successful, we are left wondering: What exactly is JCP’s end-game here?”

Proxy Mosaic voiced a suspicion about that end game echoed by Casella and supported by a number of Pappas’ statements.

“There was a period of time we reached out and tried to understand what his concerns were,” Casella said. “He didn’t want to have any additional conversation.”

The end game

According to one of the company’s SEC filings, Casella chief financial officer Ned Coletta tried to engage Pappas in conversation in person when they ran into each other at a trade show in June.

“Mr. Pappas indicated to Mr. Coletta that he was not interested in meeting with the Board or management to discuss the Company’s strategy since, in his view, the only option to create value is to pursue a sale of the Company and that, accordingly, he was working on identifying parties interested in acquiring the Company,” the filing says.

Pappas makes no secret of his interest in selling off the company, though he denies that it is his sole goal.

“There’s two ways for everyone’s stock to be worth more,” he said. “The company produces more cash flow ... or the company is sold. One of two.”

Selling the company is a move Pappas will need more than just two votes on the board to execute. He said he believes he can still have a significant impact even if he is a minority voice, arguing that he has done so at other companies.

“I have yet to find an experience where one or two people going on a board can’t make a difference,” he said. “You can make a difference.”

In the meantime, Casella says he is pushing forward with a strategic plan on the cutting edge of the waste industry.

“We have an opportunity now,” he said. “For the first time in my career, we’re looking at recycling as a value-added service we’re providing customers. We have this notion that recycling is free, especially in Vermont. It’s not true.”

While having to pay for recycling might not sound like an improvement to customers, Casella said they have been paying for recycling all along whether they realize it or not.

“Solid waste prices have to be increased to pay for the recycling component,” he said. “You’re going to pay for it one way or the other. ... If the (recyclables) markets go up, that fee would go down. It’s a fair way to deal with the issue.”